UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 13, 2008

Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 402-5700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⊠ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 13, 2008, Critical Therapeutics, Inc. (the “Company”) received notification from the NASDAQ Listing Qualification Department that, based on the Company’s stockholders’ equity of $1.2 million, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and a market value of its common stock as of August 12, 2008 of $13.0 million, the Company does not comply with NASDAQ Marketplace Rule 4310(c)(3), which requires the Company to have, for continued listing on The NASDAQ Capital Market, a minimum of $2.5 million in stockholders’ equity or market value of listed securities of $35.0 million or $500,000 of net income from continuing operations for the most recently completed fiscal year or for two of the three most recently completed fiscal years.

As a result, the Listing Qualifications Staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Capital Market.  To facilitate the review, the Company expects to provide to the Listing Qualifications Staff on or before September 4, 2008 a definitive plan, based on completing the proposed merger with Cornerstone BioPharma Holdings, Inc., to achieve and sustain compliance with all NASDAQ Capital Market listing requirements.  If after the conclusion of its review process, the Listing Qualifications Staff determines that the Company’s plan does not adequately address the deficiencies noted, the Staff will provide written notice to the Company that its common stock will be delisted from The NASDAQ Capital Market.  In such event, the Company may appeal the Staff’s decision to a NASDAQ Listing Qualifications Panel.

The Company disclaims any intention or obligation to update the statements in this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

Item 8.01     Other Events.

The Company’s press release dated August 14, 2008 with respect to the notification from NASDAQ described above is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 14, 2008	CRITICAL THERAPEUTICS, INC.

		By:	/s/ Thomas P. Kelly
Thomas P. Kelly
Chief Financial Officer and Senior Vice President of Finance and Corporate Development

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 14, 2008.